Exhibit 10.5.2

FIRST AMENDMENT TO
ARCH CAPITAL GROUP LTD.
LONG TERM INCENTIVE PLAN FOR NEW EMPLOYEES

The Arch Capital Group Ltd. Long Term Incentive Plan for New Employees is hereby amended in the following respects:

1.             A new subsection (d) is added to Section 3 to read in its entirety as follows:

“(d) Limitation on Committee’s Authority under Code Section 409A.  Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.”

2.             Subsection (c) of Section 4 is amended by adding the following sentence at the end thereof:

“Anything in this Plan to the contrary notwithstanding, no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to be treated as deferred compensation subject to Section 409A of the Code.”

3.             A new subsection (m) is added to Section 7 to read in its entirety as follows:

“(m)  Section 409A.  It is intended that the Plan and the Awards granted thereunder will comply with Section 409A of the Code (and any regulations and guidance issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent.  The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary to preserve compliance with Section 409A of the Code.”